REGISTRATION STATEMENT NO. 333-_____
                                                     Filed January 27, 1998


                               United States
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                  FIRST FINANCIAL HOLDINGS, INC.
                   (Exact name of registrant as
                    specified in its charter)

         Delaware                              57-0866076
      (State or other                       (I.R.S. Employer
      jurisdiction of                      Identification No.)
     incorporation or
       organization)


                    2400 Mall Drive, Suite 100
                 Charleston, South Carolina  29418
                          (803) 724-0800
                 (Address of principal executive
                             offices)


                 Investors Savings Bank of South
                          Carolina, Inc.
                   Incentive Stock Option Plan
                     (Full title of the Plan)


 A. Thomas Hood                         With copies to:
 President and Chief                    Eric S. Kracov, Esquire
 Executive Officer                      Breyer & Aguggia
 First Financial                        1300 I Street, N.W.
 Holdings, Inc.                         Suite 470 East
 2400 Mall Drive, Suite                 Washington, D.C.  20005
 100                                    (202) 737-7900
 Charleston, South
 Carolina 29418
 (803) 724-0800
 Name, address and
 telephone number of
 agent for service



                Calculation of Registration Fee
                            Proposed
                            Proposed   Proposed
   Title of    Amount to    Maximum    Maximum      Amount of
Securities to      be       Offering  Aggregate   Registration
be Registered  Registered   Price Per  Offering        Fee
                            Share (1)  Price(1)

Common Stock,    15,892      $50.50     $802,546      $243.20
$.01 par
value

(1) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the price per share is estimated to be $50.50, based upon the average of the high and low trading prices of the common stock, $.01 par value per share (the "Common Stock"), of First Financial Holdings, Inc. (the "Registrant"), as reported on the Nasdaq National Market on January 23, 1998.

(2) 15,892 shares are being registered for issuance under the terms of the Investors Savings Bank of South Carolina, Inc. Incentive Stock Option Plan (the foregoing plan is referred to herein as the "Plan"); together with an indeterminate number of shares reserved for issuance pursuant to the Plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.




     Note: This Registration Statement relates to the registration of shares to be issued upon the exercise of options assumed by the Registrant in connection with the acquisition of Investors Savings Bank of South Carolina, Inc.


     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.        Incorporation of Certain Documents by Reference

    The following documents filed with the Commission are incorporated in this Registration Statement by reference:

    (1) the Company's Annual Report on Form 10-K (File No. 0-17122), for the year ended September 30, 1997;

    (2) the Registrant's Registration Statement on Form S-4 (File No. 333-33951), dated August 19, 1997; and

    (3) The description of the Common Stock contained in the Registrant's Joint Proxy Statement/Prospectus dated September 5, 1997 and filed as part of the Registrant's Registration Statement on Form S-4 (File No. 333-33951), dated August 19, 1997.

    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

    Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

    Not Applicable

Item 5.    Interests of Named Experts and Counsel

    Not Applicable

Item 6.    Indemnification of Directors and Officers

    Article XVII of the Registrant's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw.
Article XVII also provides for the authority to purchase insurance with respect thereto.

    Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith, (ii) was acting in a manner reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

    Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the corporation's board of directors by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or (ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

    Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 7.    Exemption From Registration Claimed

    Not Applicable

Item 8.    Exhibits

    The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

    No.                  Exhibit

     5         Opinion of Breyer & Aguggia

    23.1       Consent of KPMG Peat Marwick LLP

    23.2       Consent of Breyer & Aguggia (see Exhibit 5)

    24         Power of attorney (see signature pages)

    99.1       Investors Savings Bank of South Carolina, Inc.
               Incentive Stock Option Plan

Item 9.    Undertakings

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act will and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, First Financial Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charleston, and State of South Carolina the 28th day of January 1998.

    FIRST FINANCIAL HOLDINGS, INC.


                             By: /s/ A. Thomas Hood
                                 A. Thomas Hood
                                 President, Chief Executive
                                 Officer and Director
                                 (Principal Executive Officer)



                             POWER OF ATTORNEY

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints A. Thomas Hood his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


By: /s/ A. Thomas Hood                      Date:  January 27, 1998
    A. Thomas Hood
    President, Chief Executive Officer
    and Director (Principal Executive
    Officer)

By: /s/ Susan E. Baham                      Date:  January 27, 1998
    Susan E. Baham
    Senior Vice President and Chief
    Financial Officer (Principal
    Financial and Accounting Officer)

By: /s/ D. Van Smith                        Date:  January 27, 1998
    D. Van Smith
    Chairman

By: /s/ A. L. Hutchinson, Jr.               Date:  January 27, 1998
    A.L. Hutchinson, Jr.
    Vice Chairman

By: /s/ Gary C. Banks, Jr.                  Date:  January 27, 1998
    Gary C. Banks, Jr.
    Director

By: /s/ Joseph A. Baroody                   Date:  January 27, 1998
    Joseph A. Baroody
    Director

By: /s/ Paula Harper Bethea                 Date:  January 27, 1998
    Paula Harper Bethea
    Director

By: /s/ Paul G. Campbell, Jr.               Date:  January 27, 1998
    Paul G. Campbell, Jr.
    Director

By: /s/ James C. Murray                     Date:  January 27, 1998
    James C. Murray
    Director

By: /s/ D. Kent Sharples                    Date:  January 27, 1998
    D. Kent Sharples
    Director

By:                                         Date:
    Thomas E. Thornhill
    Director


                                 Exhibit 5

                        Opinion of Breyer & Aguggia




                              January 27, 1998



Board of Directors
First Financial Holdings, Inc.
2400 Mall Drive, Suite 100
Charleston, South Carolina  29418

Dear Board Members:

     We have acted as special counsel to First Financial Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission ("Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the terms of the Investors Savings Bank of South Carolina, Inc. Incentive Stock Option Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                   Sincerely,




                                   BREYER & AGUGGIA


                                Exhibit 23.1

                      Consent of Independent Auditors



                       INDEPENDENT AUDITORS' CONSENT



The Board of Directors
First Financial Holdings, Inc.
Charleston, South Carolina

We consent to the use of our report dated October 24, 1997, relating to the audit of First Financial Holdings, Inc. and subsidiaries as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997, annual report on Form 10-K of First Financial Holdings, Inc. and subsidiaries, incorporated by reference in the registration statement on Form S-8 of First Financial Holdings, Inc., dated January 27, 1998, to register shares of common stock which will be issued pursuant to the Investors Savings Bank of South Carolina, Inc. Incentive Stock Option Plan.


                                        KPMG PEAT MARWICK LLP

Greenville, South Carolina
January 27, 1998


                                Exhibit 23.2

                Consent of Breyer & Aguggia (see Exhibit 5)

                                 Exhibit 24

                   Power of Attorney (see signature page)
                                Exhibit 99.1

               INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                        INCENTIVE STOCK OPTION PLAN


     1. Purpose. This plan, which shall be known as the Incentive Stock Option Plan, (hereinafter referred to as the Plan ), is to advance the interests of Investors Savings Bank of South Carolina, Inc. (hereinafter referred to as the Corporation ), and its shareholders by strengthening the ability of the Corporation and its subsidiaries to attract and retain, in key positions officers and key employees of training, experience, and ability, and to furnish additional incentive to those of its officers and key employees upon whose judgment, initiative and efforts the successful conduct and growth of its business largely depend, by encouraging them to become owners or increase their ownership of common stock of the Corporation.

     This Plan is adopted pursuant to the requirements of Section 422A of the Internal Revenue Code with the intention of satisfying all provisions thereof.

     2. Shares Subject to the Plan. As of May 29, 1986, 50,000 authorized but unissued shares of the $5.00 par value common stock of the Corporation (hereinafter referred to as Stock ) will be reserved for issuance upon the exercise of options granted from time to time under the Plan (hereinafter referred to as Options ).

     3. Administration. The Board of Directors of the Corporation shall appoint at least 3 Board members to serve as the Stock Option Committee (the Committee ). No member of the Committee shall be eligible to receive an Option. Subject to the provisions of the Plan, the Committee shall have full and exclusive authority to determine the officers and key employees to whom Options shall be granted, the number of shares of stock to be covered by each Option, and the time or times at which Options shall be granted; to interpret the Plan; and to make, amend, and rescind rules and regulations pertaining to the Plan.

     As previously stated, the Plan is intended to conform to the provisions of Section 422A of the Internal Revenue Code of 1954, as amended, and the Committee shall interpret and administer it accordingly.

     The members of the Committee shall serve at the pleasure of the Board of Directors. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all actions of the Committee shall be taken by a majority of its members at a meeting duly called and held. The Committee shall appoint a secretary, who may be but need not be a member of the Committee, to keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     4. Eligibility. Options may be granted only to officers and key employees who are in the active full-time employment of the Corporation and its wholly-owned subsidiaries who are less than sixty-four years of age and, who immediately after being granted an option, do not own (including shares covered under Options under the Plan and any other outstanding options) more than ten percent of the outstanding shares of the Stock.

     In selecting the officers and key employees to whom Options shall be granted, the Committee shall consider length of service, position, present and potential contribution to the success of the Corporation and its subsidiaries, and such other factors as the Committee deems relevant to accomplish the purpose of the Plan.

     5. Granting of Options. Following selection by the Committee of an officer or key employee to whom an Option shall be granted (hereinafter referred to as the Optionee ), the Corporation shall tender to the Optionee for his signature a Stock Option Agreement (hereinafter referred to as the Agreement ). The Agreement shall be in such form as determined by the Committee and contain provisions consistent with the Plan. The date on which an Option is granted is the date of the Committee s authorization of such grant, or such later date consistent with the Plan determined by the Committee and specified in the Agreement. However, no Option shall be granted after the earlier of ten years from the effective date of the Plan or ten years from the date shareholders of the Corporation approve the Plan.

     6. Maximum Number and Maximum Value of Shares to any Optionee. The aggregate fair market value, determined at the time the Option is granted, of Stock under the Plan and all such plans of the Corporation and its subsidiaries for which an Optionee may be granted options in any calendar year shall not exceed $100,000 plus any unused limit carryover to such year.

     7. Price. The purchase price of shares covered by an Option shall be at least the fair market value on the date of grant of such Option. The term fair market value shall be the average of the lowest asked and the highest bid price of the Common Stock, par value of $5.00, of the Corporation as published by the National Quotation Bureau on the date of the grant of such Option if the Common Stock is listed by the National Quotation Bureau. If the Common Stock is not listed, the term fair market value shall be (a) the average of the fair market value opinions of three completely independent and well-qualified experts chosen by the Committee; or (b) the fair market value determined by any other reasonable method selected by the Committee.

     8. Term of Option. No Option granted under the Plan may be exercised prior to one year from the date it is granted, except in the event of disability, death or termination of employment as hereinafter provided. Also, no Option may be exercised while there is outstanding any Option granted under a plan intended to satisfy the requirements of Section 422A of the Internal Revenue Code of 1954, as amended, which was previously granted to such Optionee to purchase stock in the Corporation or in any corporation which at the time of the granting of the Option was a subsidiary of the Corporation or in a predecessor corporation of any such corporations. An Option shall be treated as outstanding until the Option is exercised in full or expires by reason of lapse of time. Further, no Option granted under the Plan may be exercised more than ten years after the date the Option is granted.

     9. Manner of Exercise. An Option may be exercised by written notice to the Corporation at its office at 132 West Cheves Street, Florence, South Carolina. The notice shall be signed by the Optionee, or by his successor, as hereinafter described in Paragraph 12, and shall state the number of shares with respect to which the Option is being exercised. Such notice must be accompanied by a certified or cashier s check, or the equivalent thereof, satisfactory to the Corporation for the full price of the shares. As soon as practicable after the notice is received, the Corporation shall deliver to the Optionee a stock certificate registered in his name representing the shares.

     Except as provided in Paragraphs 11 and 12, the Optionee must be an employee of the Corporation or an employee of a subsidiary corporation of the Corporation at the time of his exercise of an Option.

     The Optionee shall not have any rights of a shareholder of the Corporation with respect to the shares covered by the Option.

     10. Non-Transferability. No Option shall be transferable by an Optionee otherwise than by will or by the laws of descent and distribution. During the Optionee s lifetime, his Option shall be exercisable only by him.

     11. Termination of Employment. If the employment of an Optionee is terminated for any reason other than disability (as set forth in Paragraph
12), death or retirement with the consent of the Corporation, his Option shall terminate immediately. If an Optionee retires with the consent of the Corporation, or any of its subsidiaries, he may exercise his Option to the extent that he was entitled to exercise it as of the date of retirement but only within three months after retirement and in no event after the expiration of ten years from the date such Option was granted. A temporary leave of absence approved by the Corporation or one of its subsidiaries shall not be termination of employment.

     The Plan does not confer upon any person any right with respect to continuation of employment by the Corporation or any of its subsidiaries nor does it limit in any way the right of the Corporation or any subsidiary to terminate his employment at any time.

     12. Death or Disability. If any Optionee becomes disabled within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1954, as amended, or dies while an employee of the Corporation or any of its subsidiaries, or dies within three months after retiring with the consent of the Corporation, the Option may be exercised (to the extent the Optionee would have been entitled to exercise the Option at the time of disability or death) by the disabled Optionee or by a legatee or legatees of said Optionee, or by his personal representatives or distributees, at any time within one year after his death or disability, but in no event after the expiration of ten years after the date the Option was granted.


     13. Adjustments Upon Changes in Capitalization. The total shares on which Options may be granted under the Plan and Option rights (both as to the number of shares and the Option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Stock resulting from payment of a stock dividend on the Stock, a subdivision or combination of shares of Stock, or a reclassification of Stock, and in the event of a merger or consolidation in which the Corporation shall be the acquiring Corporation (pursuant to the next paragraph).

     After a merger of one or more corporations into the Corporation or any subsidiary of the Corporation, or after any consolidation of the Corporation or any subsidiary of the Corporation and one or more other corporations, each Optionee shall, at no additional cost, be entitled, upon any exercise of his Option, to receive (subject to any required action by shareholders), the number and class of shares of stock or other securities to which such Optionee would have been entitled to receive in the merger or consolidation if he had been the holder of record of the shares that he is acquiring with his option. Optionee shall receive comparable rights in the event of successive mergers or consolidations.

     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation or upon any merger or consolidation in which the Corporation is not the acquiring corporation, each Option granted under the Plan shall terminate. If a period of one year has expired from the date of the grant of any such Option, the Optionee shall have the right, immediately prior to such dissolution, liquidation, merger, or consolidation, to exercise his Option in full to the extent not theretofore exercised regardless of the installment provisions of Paragraph 8.

     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

     14. Amendment, Modification, and Termination of the Plan. The Board of Directors may amend, modify or terminate the Plan at any time; provided, however, that no such action of the Board of Directors may (a) reduce the minimum option price provided in the Plan, (b) withdraw the administration of the Plan from the Committee or (c ) permit any person while a member of the Committee to be eligible to receive or hold an Option under the Plan; and provided further that no amendment, modification or termination of the Plan shall in any manner affect any Option previously granted under the Plan without the consent of the Optionee or his successors, as described in Paragraph 12.

     15. Determinations Final. Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board of Directors or the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but not limited to, the Corporation and its subsidiaries, the shareholders, the Committee and each of the members thereof, and the Directors, officers, and employees of the Corporation and its subsidiaries, the Optionees, and their respective successors in interest.

Approved by the Board of Directors May 29, 1986.